Exhibit 23.2

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm
10 Anson Road, #20-16 International Plaza, Singapore 079903.
UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of INNEOVA Holdings Limited and its subsidiaries (the “Company”) on Form S-8 of our report dated October 10, 2025, with respect to our audits of the Company’s consolidated financial statements as of December 31, 2024 and 2023, and for the three years ended December 31, 2024, which appears in the Annual Report on Form 20-F of the Company for the year ended December 31, 2024.

/s/ Audit Alliance LLP

Singapore

October 10, 2025